Exhibit 99.1

Playboy Reports First Quarter 2026 Financial Results

Q1 Revenue of $30.2 Million; Net Loss of $4.0 Million, an Improvement of $5.1 Million; and Adjusted EBITDA of $5.0 Million, or $5.8 Million Excluding Litigation Expenses

LOS ANGELES – May 11, 2026 (GLOBE NEWSWIRE) – Playboy, Inc. (NASDAQ: PLBY) (the “Company” or “Playboy”), a global pleasure and leisure company connecting consumers with products, content, and experiences that help them lead happier, more fulfilling lives, today announced financial and operational results for the first quarter ended March 31, 2026.

Financial Summary

($ in millions)	Q1 2026	Q1 2025	% Change
Revenues	$30.2	$28.9	5%
Operating Expenses	$(31.9)	$(35.1)	(9)%
Net Loss	$(4.0)	$(9.0)	(56)%
Adj. EBITDA (non-GAAP)	$5.0	$2.4	111%

First Quarter 2026 & Recent Operational Highlights:

•Playboy licensing revenue remains highly predictable and recurring, with approximately 90% of fiscal year 2025 licensing revenue supported by contractual guarantees and almost $333 million in unrecognized future revenue.

•Honey Birdette delivered 15% year-over-year sales growth in the first quarter of 2026, with gross margin of 57%.

•The Company closed its deal with UTG Brands Management Group Limited (“UTG”) for Playboy’s China licensing business on March 20, 2026. At the initial closing, UTG acquired a 16.67% equity interest in a joint venture that manages and licenses Playboy’s licensing business in China, Hong Kong and Macau (the “JV”) in exchange for $15.0 million, which Playboy used to pay down senior secured debt. Playboy also received a $4.0 million brand support payment at the initial closing.

•The Company expects to receive the remaining $30 million of purchase price proceeds for UTG’s acquisition of an additional 33.33% equity interest in the JV, along with a further $6 million in brand support payments, by January 2028. In addition, a remaining $62 million in total JV distributions will be paid to Playboy through 2033.

•The Company continued to reduce its senior debt, with $15.0 million paid down in the first quarter of 2026 from the UTG initial closing proceeds and nearly $37 million of additional forthcoming UTG proceeds earmarked for further debt reduction.

•Playboy strengthened its leadership team with the appointments of David Miller as President, Media & Brand and Phillip Picardi as Chief Brand Officer and Editor-in-Chief to drive content strategy, digital platform growth, and media monetization.

Management Commentary

Ben Kohn, Chief Executive Officer of Playboy, commented, “Playboy delivered a strong start to 2026, marked by continued revenue growth, a fifth consecutive quarter of positive Adjusted EBITDA, and meaningful progress across each of our strategic pillars. The initial closing of our partnership with UTG enabled us to immediately pay down $15 million of senior debt, further strengthening our balance sheet, with almost $37 million of additional UTG proceeds earmarked for debt reduction.

“We enter the remainder of 2026 with significant momentum. Our licensing foundation remains highly predictable, anchored by contractual guarantees and almost $333 million in unrecognized future licensing revenue. Honey Birdette is growing while maintaining margins, and our content engine is driving audience growth through Playboy magazine and related programming.

“With David Miller and Phillip Picardi in senior leadership roles, a strengthening balance sheet, and a world-class partner in UTG now managing our China business, we are executing from a position of strength. I look forward to continued execution in the months ahead as we work to deliver sustainable, long-term value for my fellow stockholders,” concluded Kohn.

First Quarter 2026 Financial Results

Total revenue was $30.2 million, compared to $28.9 million in the first quarter of 2025, reflecting a year-over-year increase of $1.4 million, or 5%. The increase in revenue was primarily due to a 15% increase in direct to consumer revenue, offset by a decline in licensing revenue, a decrease in brand-supporting activities and lower amortization of deferred revenue balances.

Direct-to-consumer revenue was $18.8 million, up 15% from the $16.3 million in the first quarter of 2025. The increase in revenue was driven by continued strong sales of full price Honey Birdette products, particularly in the United States.

Licensing revenue was $10.9 million, compared to $11.5 million in the first quarter of 2025, reflecting a year-over-year decrease of $0.5 million, or 5%. The decrease was primarily due to the expiration of a small number of licensing agreements, some of which are expected to be replaced in subsequent quarters.

Operating expenses were $31.9 million, a decrease of 9% from $35.1 million in the first quarter of 2025. The decrease in operating expenses was primarily due to lower payroll expense, partially offset by higher costs of sales and transaction expenses related to Playboy’s recently announced new China joint venture.

Net loss was $4.0 million, or $0.03 per share, compared to a net loss of $9.0 million, or $0.10 per share, in the first quarter of 2025. Net loss for the first quarter of 2026 included $3.5 million of transaction expenses related to the UTG deal. The year-over-year improvement reflects the Company’s continued focus on operational efficiency and disciplined cost management.

Adjusted EBITDA was $5.0 million, an increase of 111% from adjusted EBITDA of $2.4 million in the first quarter of 2025. Excluding litigation expenses, Adjusted EBITDA would have been $5.8 million.

Balance Sheet

As of March 31, 2026, the Company had $34.7 million in cash.

Conference Call

Management will host an investor conference call at 5:00 p.m. Eastern time on Monday, May 11, 2026 to discuss the Company’s first quarter 2026 financial results, provide a corporate update, and conclude with questions from telephone participants. To participate, please use the following information:

Q1 2026 Earnings Conference Call Details

Date: Monday, May 11, 2026
Time: 5:00 p.m. Eastern time
U.S. Dial-in: 1-877-423-9813
International Dial-in: 1-201-689-8573
Conference ID: 13760265
Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1760907&tp_key=90cd654f67

Please join at least five minutes before the start of the call to ensure timely participation. A telephone playback of the call will be available through Thursday, June 11, 2026. To listen, please call 1-844-512-2921, using replay pin number 13760265. A webcast replay will be available using the webcast link above.

About Playboy, Inc.

Playboy (Nasdaq: PLBY) is a global pleasure and leisure company, built on one of the most globally recognized brands. By leveraging its iconic intellectual property, Playboy pursues an asset-light model across licensing, digital content, consumer products and experiential offerings, helping consumers worldwide to live more fulfilling lives. To learn more, please visit https://investors.playboy.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from their expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect”, “estimate”, “project”, “budget”, “forecast”, “anticipate”, “intend”, “plan”, “may”, “will”, “could”, “should”, “believes”, “predicts”, “potential”, “continue”, and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance, growth plans and anticipated financial impacts of its strategic opportunities and corporate transactions.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Factors that may cause such differences include, but are not limited to: (1) the inability to maintain the listing of the Company’s shares of common stock on Nasdaq; (2) the risk that the Company’s completed or proposed transactions disrupt the Company’s current plans and/or operations, including the risk that the Company does not complete any such proposed transactions or achieve the expected benefits from any transactions; (3) the ability to recognize the anticipated benefits of corporate transactions, commercial collaborations, cost reduction initiatives and proposed transactions, which may be affected by, among other things, competition, the ability of the Company to grow and manage growth profitably, and the Company’s ability to retain its key employees; (4) costs related to being a public company, corporate transactions, commercial collaborations and proposed transactions; (5) changes in applicable laws or regulations; (6) the possibility that the Company may be adversely affected by global hostilities, supply chain delays, inflation, interest rates, tariffs, foreign currency exchange rates or other economic, business, and/or competitive factors; (7) risks relating to the uncertainty of the projected financial information of the Company, including changes in the Company’s estimates of cash flows and the fair value of certain of its intangible assets, including goodwill; (8) risks related to the organic and inorganic growth of the Company’s businesses, and the timing of expected business milestones; (9) changing demand or shopping patterns for the Company’s products and services; (10) failure of licensees, suppliers or other third-parties to fulfill their obligations to the Company; (11) the Company’s high concentration of licensing revenue from a small number of licensees; (12) the Company’s ability to comply with the terms of its indebtedness and other obligations; (13) changes in financing markets or the inability of the Company to obtain financing on attractive terms; and (14) other risks and uncertainties indicated from time to time in the Company’s Annual Report on Form 10-K, including those under “Risk Factors” therein, and in the Company’s other filings with the Securities and Exchange Commission. The Company cautions that the foregoing list of factors is not exclusive, and readers should not place undue reliance upon any forward-looking statements, which speak only as of the date which they were made. The Company does not undertake any obligation to update or revise any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Investor Relations Contact:
Lucas A. Zimmerman
Managing Director
MZ Group - MZ North America
+1 (949) 259-4987
PLBY@mzgroup.us or investors@playboy.com

Public Relations Contact: press@playboy.com

Playboy, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2026	2025
Net revenues	$30,236	$28,875
Costs and expenses:
Cost of sales	(9,544)	(9,053)
Selling and administrative expenses	(23,234)	(25,397)
Impairments	—	(301)
Other operating income (expense), net	901	(384)
Total operating expense	(31,877)	(35,135)
Operating loss	(1,641)	(6,260)
Nonoperating (expense) income:
Interest expense, net	(2,499)	(1,888)
Other income, net	1,027	202
Total nonoperating expense, net	(1,472)	(1,686)
Loss before income taxes	(3,113)	(7,946)
Expense from income taxes	(850)	(1,095)
Net loss	$(3,963)	$(9,041)
Net loss per share, basic and diluted	$(0.03)	$(0.10)
Weighted-average shares outstanding, basic and diluted	114,184,037	92,653,367

Adjusted EBITDA Reconciliation
This press release presents the financial measure earnings (net income or loss) before interest, income tax expense or benefit, and depreciation and amortization (“EBITDA”). “Adjusted EBITDA” is defined as EBITDA adjusted for stock-based compensation and other special items determined by management. Adjusted EBITDA is intended as a supplemental measure of the Company’s performance that is neither required by, nor presented in accordance with, GAAP. The Company believes that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, investors should be aware that when evaluating EBITDA and Adjusted EBITDA, the Company may incur future expenses similar to those excluded when calculating these measures. In addition, the Company’s presentation of these measures should not be construed as an inference that its future results will be unaffected by unusual or nonrecurring items. The Company’s computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because not all companies calculate Adjusted EBITDA in the same fashion.
In addition to adjusting for non-cash stock-based compensation, non-cash charges for the fair value remeasurements of certain liabilities, non-recurring non-cash impairments and asset write-downs, the Company typically adjusts for non-operating expenses and income, such as nonrecurring special projects, including related consulting expenses, transition expenses, settlements, nonrecurring gain or loss on the sale of assets, expenses associated with financing activities, and reorganization and severance expenses that result from the elimination or rightsizing of specific business activities or operations.
Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. The Company compensates for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. Investors should review the reconciliation of net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate the Company’s business.

The following table reconciles the Company’s net loss to EBITDA and Adjusted EBITDA:

GAAP Net Loss to Adjusted EBITDA Reconciliation
(in thousands)

	Three Months Ended March 31,
	2026	2025
Net loss	$(3,963)	$(9,041)
Adjusted for:
Interest expense	2,499	1,888
Expense from income taxes	850	1,095
Depreciation and amortization	945	804
EBITDA	331	(5,254)
Adjusted for:
Transaction expenses	3,474	—
Stock-based compensation	1,169	687
Transition expenses	—	3,830
Severance	67	2,271
Impairments	—	301
Adjustments	(25)	542
Adjusted EBITDA	$5,016	$2,377